Exhibit 99.1

NEWS RELEASE – for immediate release

Alexza Announces the Promotion of Edwin S. Kamemoto, Ph.D. to Senior Vice President, Regulatory Affairs

Mountain View, California—June 30, 2014 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today announced the promotion of Edwin S. Kamemoto, Ph.D., to the newly created position of Senior Vice President, Regulatory Affairs. Dr. Kamemoto will have primary responsibility for leading and directing all regulatory affairs and global pharmacovigilence activities.

Dr. Kamemoto has been Alexza’s Vice President, Regulatory Affairs since July 2012. He joined Alexza in 2006 as Associate Director, Regulatory Affairs, was promoted to Director, Regulatory Affairs in 2007, to Senior Director, Regulatory Affairs in 2008, and to Executive Director, Regulatory Affairs in 2010. From 2004—2006, Dr. Kamemoto was a consultant for CATO Research, a contract research organization. From 1995 to 2004, he held various scientific and regulatory affairs managerial positions at Nektar Therapeutics, a publicly traded biopharmaceutical company. He held previous scientific-related positions at Glycomed, Inc. and Celtrix Pharmaceuticals, Inc., both publicly traded biopharmaceutical companies. Dr. Kamemoto received a Ph.D. in biochemistry from UCLA, completed a postdoctoral fellowship at Stanford University and received a B.S. in chemistry and biology from University of Hawaii.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s products are based on the Staccato® system, a hand-held inhaler designed to deliver a drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner.

ADASUVE® is Alexza’s first commercial product and it has been approved for sale by the U.S. Food and Drug Administration and the European Commission. Teva Pharmaceuticals USA, Inc. is Alexza’s commercial partner for ADASUVE in the U.S. Grupo Ferrer Internacional S.A. is Alexza’s commercial partner for ADASUVE in Europe, Latin America and the Commonwealth of Independent States countries.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc.

CONTACTS:	Thomas B. King	Mark K. Oki
	President and CEO	SVP, Finance and CFO
	650.944.7634	650.944.7666
	tking@alexza.com	moki@alexza.com